Exhibit 3.1

Amended and Restated

Limited Liability Company Agreement

of

Cryptex Digital Market Cap ETF

Dated August 19, 2026

.

-i-

-ii-

Cryptex Digital Market Cap ETF

Amended and Restated Limited Liability Company Agreement

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Cryptex Digital Market Cap ETF (the “Fund”) is dated August 19, 2026.

Recitals

Whereas, the Fund was formed and registered by Cryptex Finance, LLC (the “Sponsor”), as a Cayman Islands limited liability company by filing a registration statement pursuant to section 5(2) of the LLC Law with the Registrar on March 23, 2026 (the “Registration Date”);

Whereas, in connection with the formation of the Fund, the Fund and the Sponsor entered into a Limited Liability Company Operating Agreement, dated as of March 23, 2026 (the “Original Agreement”);

Whereas, the Sponsor desires to amend and restate the Original Agreement in its entirety as set forth herein.

Now, Therefore, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Agreement is hereby amended and restated in its entirety to read as follows.

Article I

Definitions; The Fund

Section 1.1. Name. The name of the Fund is Cryptex Digital Market Cap ETF. The Fund’s name may be changed at any time by the Sponsor. The Sponsor shall cause the Fund to carry out its purposes as set forth in Section 1.4.

Section 1.2. Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Actual Exchange Rate” means, with respect to any particular digital asset, at any time, the price per single unit of such digital asset (determined net of any associated fees) at which the Fund is able to sell such digital asset for U.S. Dollars (or other applicable fiat currency) at such time to enable the Fund to timely pay any Additional Fund Expenses, through use of the Sponsor’s commercially reasonable efforts to obtain the highest such price.

“Additional Fund Expenses” has the meaning set forth in Section 5.8(b)(i).

“Administrator” means any Person or Persons from time to time engaged by the Sponsor to assist in the administration of the Shares.

“Administrator Fee” means any fee payable to the Administrator for services it provides to the Fund, which the Sponsor shall pay as a Sponsor-paid Expense.

“AEOI” means:

(a) sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes;

(b) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance;

(c) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub-paragraphs (a) and (b); and

(d) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding sub-paragraphs.

“Beneficial Owner” means any Person who beneficially owns Shares, whether directly or through a broker, dealer, bank, trust company or clearing corporation or any other Person that holds Shares on behalf of others.

“Affiliate” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may at any time or from time to time be amended.

“Annual Report” means (i) the Fund’s most recent annual report prepared and publicly disseminated pursuant to the standards of any Secondary Market on which the Shares are then listed, quoted or traded or (ii) if the Shares are then registered under the Exchange Act, the Fund’s most recent annual report on Form 10-K prepared and filed in accordance with the rules and regulations of the SEC.

“APA Procedures” has the meaning assigned thereto in Section 2.2(a).

“Authorized Participant” means a Person that (i) is a registered broker-dealer, (ii) has entered into an Authorized Participant Agreement, and (iii) in the case of Authorized Participants creating and redeeming Shares through In-Kind Orders, has access to an Authorized Participant Self-Administered Account.

“Authorized Participant Agreement” means an agreement among the Fund, the Sponsor, the Transfer Agent and an Authorized Participant, that provides the procedures for the creation and redemption of Baskets.

“Authorized Participant Self-Administered Account” means a wallet address known to the Custodian as belonging to such Authorized Participant or its designee.

“AP Designee” means an entity designated by an Authorized Participant to facilitate creations or redemptions of Shares on behalf of such Authorized Participant.

“Basket” means a block of 10,000 Shares.

“Basket Amount” means, for any Trade Date, the sum of (x) the Fund Component Basket Amounts for all Fund Components and (y) the Cash Portion, in each case, as of such Trade Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which national securities exchanges are permitted or required to close for business in New York, New York.

“Cash Account” means any bank account of the Fund in which the Fund holds any portion of its U.S. Dollars.

“Cash Orders” means orders for creations or redemptions of Shares other than through In-Kind Orders.

“Cash Portion” means, for any Trade Date, the amount of U.S. Dollars determined by dividing (x) the amount of U.S. Dollars held by the Fund at 4:00 p.m., New York time, on such Trade Date by (y) the total number of Shares outstanding at such time (with the quotient so obtained calculated to one one-hundred-millionth), and multiplying such quotient by 10,000.

“Cash Custodian” means any Person from time to time engaged by the Sponsor to provide cash custody services to the Fund.

“Cash Custodian Fee” means the fee payable to any Cash Custodian for the services it provides to the Fund, which the Sponsor shall pay as a Sponsor-paid Expense.

“CFTC” means the Commodity Futures Trading Commission.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Person” means the Sponsor and its Affiliates and their respective members, managers, directors, officers, employees, agents and controlling persons, and any Person who at any time served in any such capacity with respect to the Sponsor or any of its Affiliates.

“Co-Sponsor” means any Person from time to time engaged by the Sponsor to provide administrative and managerial assistance to the Sponsor in connection with the Fund.

“Co-Sponsor Fee” means the fee payable to any Co-Sponsor for the services it provides to the Fund, which the Sponsor shall pay as a Sponsor-paid Expense.

“Creation Basket” means a Basket issued by the Fund upon the deposit of the Basket Amount with the Custodian.

“Creation Order” has the meaning assigned thereto in Section 2.2(a)(i).

“Creation Settlement Date” means, with respect to any Creation Order, the Business Day on which such Creation Order settles, as specified in the APA Procedures.

“Custodian” means Coinbase Custody Trust Company, LLC, or any other Person or Persons from time to time engaged to provide custodian, security or related services (including, for the avoidance of doubt, prime brokerage services) to the Fund pursuant to authority delegated by the Sponsor.

“Custodian Fee” means the fee payable to any Custodian for the services it provides to the Fund, which the Sponsor shall pay as a Sponsor-paid Expense.

“Digital Asset” means any digital asset (or right with respect thereto) held by the Fund at any given time.

“Digital Asset Accounts” means the accounts holding the Fund’s Digital Assets, which, in the discretion of the Sponsor, could include an on-blockchain hot or cold wallet or a collection of accounts or sub-accounts maintained by the Custodian that represent or relate to the on-blockchain account that holds the Fund’s Digital Assets.

“Digital Asset Trading Platform” means an electronic marketplace where exchange participants may trade, buy and sell digital assets based on bid-ask trading. The largest Digital Asset Trading Platforms are online and typically trade on a 24-hour basis, publishing transaction price and volume data.

“Digital Asset Network” means the online, end-user-to-end-user network hosting a public transaction ledger, known as a blockchain, and the source code comprising the basis for the cryptographic and algorithmic protocols governing the network of a Digital Asset.

“Digital Asset Reference Rate” means, with respect to each Portfolio Crypto Asset, the reference rate used by the Fund to value such Portfolio Crypto Asset, as determined by the Sponsor and described in the Fund’s filings with the SEC.

“Distributor” means any Person or Persons from time to time engaged to provide distribution services or related services to the Fund pursuant to authority delegated by the Sponsor.

“Event of Withdrawal” has the meaning set forth in Section 10.1(a)(ii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of Treasury.

“Fiscal Year” has the meaning set forth in Article VIII hereof.

“Fund Accounts” means the Cash Accounts and the Digital Asset Accounts, collectively.

“Forked Asset” means any asset held by the Fund other than a Fund Component or U.S. Dollars, including (i) any right, arising from a fork, airdrop or similar occurrence, to acquire (or otherwise establish dominion and control over) any digital asset or other asset or right and (ii) any Digital Asset or other asset or right acquired by the Fund through the exercise of a right described in the preceding clause (i), in each case, until such time as the Sponsor designates such asset as a Fund Component.

“Fund” means Cryptex Digital Market Cap ETF, a Cayman Islands limited liability company formed and registered on March 23, 2026, the affairs of which are governed by this Agreement.

“Fund Component” or “Portfolio Crypto Asset” means a Digital Asset designated as such by the Sponsor in accordance with the policies and procedures set forth in the Fund’s filings with the SEC.

“Fund Component Aggregate Liability Amount” means, for any Fund Component and any Trade Date, a number of tokens of such Fund Component equal to the sum of (x) all accrued but unpaid Fund Component Fee Amounts for such Fund Component as of 4:00 p.m., New York time, on such Trade Date and (y) the Fund Component Expense Amount for such Fund Component as of 4:00 p.m., New York time, on such Trade Date.

“Fund Component Basket Amount” means, on any Trade Date and with respect to any Fund Component, the number of tokens of such Fund Component required to be delivered in connection with each Creation Basket or Redemption Basket, as determined by dividing the total number of tokens of such Fund Component held by the Fund at 4:00 p.m., New York time, on such Trade Date, after deducting the applicable Fund Component Aggregate Liability Amount, by the number of Shares outstanding at such time (the quotient so obtained calculated to one one-millionth (i.e., carried to the sixth decimal place)) and multiplying the quotient so obtained for the Fund Component by 10,000.

“Fund Component Expense Amount” means, for any Fund Component on any Trade Date, (x) the product of (1) the aggregate unpaid Additional Fund Expenses as of 4:00 p.m., New York time, on such Trade Date and (2) the Weighting of such Fund Component for such Trade Date, divided by (y) the Digital Asset Reference Rate for such Fund Component as of 4:00 p.m., New York time, on such Trade Date.

“Fund Component Fee Amount” has the meaning set forth in Section 5.8(a)(ii).

“Fund Component Holdings” means, for any Fund Component and any day, the product of (x) the Digital Asset Reference Rate for such Fund Component and (y) the excess of (1) the aggregate number of tokens of the Fund Component held by the Fund over (2) the accrued and unpaid Fund Component Fee Amounts for such Fund Component, in each case as of 4:00 p.m., New York time, on such day.

“Fund Construction Criteria” means the criteria, as determined by the Sponsor in its sole discretion, that a Digital Asset must meet to be eligible for inclusion as a Fund Component.

“Fund Counsel” has the meaning set forth in Section 11.3.

“Fund Property” means all assets held by the Fund, including, but not limited to, (i) all the Digital Assets and Forked Assets in the Fund’s accounts, including the Digital Asset Accounts and any staked Digital Assets, (ii) all proceeds from the sale of the Fund’s Digital Assets and Forked Assets, (iii) cash or cash equivalents held by the Fund as a result of sales of Digital Assets or Forked Assets or contributions of the Cash Portion and (iv) any rights of the Fund pursuant to any agreements, other than this Agreement, to which the Fund is a party.

“GAAP” means U.S. generally accepted accounting principles.

“Gross Negligence” means, in relation to a Person, a standard of conduct beyond negligence whereby that Person acts with reckless disregard for the consequences of a breach of a duty of care owed to another.

“In-Kind Orders” means orders for the creation or redemption of Shares pursuant to which the Authorized Participant (or its AP Designee) will deliver to or receive digital assets directly from the Fund’s Vault Balance.

“Index” means the Cryptex Digital Market Cap Index, as described in the Fund’s filings with the SEC.

“Index Provider” means any Person from time to time engaged by the Sponsor to provide index calculation and maintenance services to the Fund.

“Index Provider Fee” means the fee payable to any Index Provider for the services it provides to the Fund, which the Sponsor shall pay as a Sponsor-paid Expense.

“Incidental Rights” means any rights to claim or otherwise take possession of IR Assets that may result from a “hard fork” of any Digital Asset Network, airdrop of Digital Assets or other future means of creating or disseminating Digital Assets, in each case as applicable to the Fund’s Digital Assets.

“IR Agent” means any party appointed by agreement to serve as an agent of the Shareholders for the distribution of Incidental Rights or IR Assets.

“IR Assets” means any Digital Assets that are entitled to be acquired by the Fund through the exercise of any Incidental Right.

“Liquidator” has the meaning set forth in Section 10.2.

“Liquidity Policy” means the written policies and procedures of the Fund, if any, adopted by the Sponsor on behalf of the Fund designed to comply with the rules of any Secondary Market on which the Shares are or will be listed and traded, as may be amended, modified, or supplemented by the Sponsor from time to time in its sole discretion.

“Liquidity Provider” means an entity engaged by the Sponsor to facilitate the purchase and sale of digital assets.

“Liquidity Provider Accounts” means, with respect to any Liquidity Provider, its wallet addresses holding digital assets and bank accounts holding U.S. Dollars known to the Custodian as belonging to such Liquidity Provider.

“LLC Law” means the Limited Liability Companies Law, 2016 of the Cayman Islands, as may be further amended from time to time and any successor to such statute.

“Marketing Agent” means any Person or Persons from time to time engaged to provide marketing services or related services to the Fund pursuant to authority delegated by the Sponsor.

“Marketing Fee” means the fee payable to any Marketing Agent for services it provides to the Fund, which the Sponsor shall pay as a Sponsor-paid Expense.

“NAV” means, at any time, the aggregate value, expressed in U.S. Dollars, of the Fund’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses), calculated in accordance with Section 7.4.

“NAV Fee Basis Amount” has the meaning assigned thereto in Section 7.4.

“Percentage Interest” means, with respect to any Shareholder at any time, a fraction, the numerator of which is the number of Shares held by such Shareholder and the denominator of which is the total number of Shares outstanding, in each case as of 4:00 p.m., New York time, on the date of determination.

“Person” means any natural person, partnership, limited liability company, trust, corporation, association, governmental authority or other entity.

“Quarterly Report” means (i) the Fund’s most recent quarterly report prepared and publicly disseminated pursuant to the standards of any Secondary Market on which the Shares are then listed, quoted or traded or (ii) if the Shares are then registered under the Exchange Act, the Fund’s most recent quarterly report on Form 10-Q prepared and filed in accordance with the rules and regulations of the SEC.

“Rebalancing Period” means any period (as described in the Fund’s filings with the SEC) during which the Sponsor rebalances the Fund’s portfolio in accordance with the policies and procedures set forth in the Fund’s filings with the SEC.

“Redemption Basket” means a Basket redeemed by the Fund in exchange for Digital Assets and, if applicable, U.S. Dollars in an amount equal to the Basket Amount.

“Redemption Order” has the meaning assigned thereto in Section 4.2(a).

“Redemption Settlement Date” means, with respect to any Redemption Order, the Business Day on which such Redemption Order settles, as specified in the APA Procedures.

“Register” has the meaning assigned thereto in Section 7.1(b).

“Registrar” means the Registrar of Limited Liability Companies of the Cayman Islands.

“Rules” has the meaning assigned thereto in Section 11.3.

“SEC” means the Securities and Exchange Commission.

“SEC Registration Statement” means the most recent registration statement of the Fund, as filed with and declared effective by the SEC, as the same may at any time and from time to time be amended or supplemented.

“Secondary Market” means any marketplace or other alternative trading system, as determined by the Sponsor, on which the Shares may then be listed, quoted or traded.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Balance” means the one or more omnibus accounts maintained by the Custodian and in which a portion of the Fund’s digital assets may be stored from time to time.

“Shareholder” means any Person that is admitted as a member of the Fund and owns Shares.

“Shares” means the equal, fractional, undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund, which Shares shall be issued to the Shareholders as described in Article II with such relative rights and terms as set forth in this Agreement, and references in this Agreement to a Shareholder’s membership interests are reference to such Shareholder’s Shares.

“Sponsor” means Cryptex Finance, LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

“Sponsor-paid Expense” and “Sponsor-paid Expenses” have the meaning set forth in Section 5.8(a)(vi).

“Sponsor Fee” has the meaning set forth in Section 5.8(a)(i).

“Total Basket Amount” means, with respect to any Creation Order or Redemption Order, the applicable Basket Amount multiplied by the number of Creation Baskets or Redemption Baskets, as specified in the applicable Creation Order or Redemption Order.

“Trade Date” means, for any Creation Order or Redemption Order, the Business Day on which the Total Basket Amount with respect to such Creation Order or Redemption Order is determined in accordance with the APA Procedures.

“Transfer Agent” means any Person or Persons from time to time engaged to provide transfer agent services or related services to the Fund pursuant to authority delegated by the Sponsor.

“U.S. Dollar” means United States dollars.

“Vault Balance” means one or more segregated custody accounts of the Fund maintained by the Custodian to store private keys, which allow for the transfer of ownership or control of the Fund’s digital assets on the Fund’s behalf.

“Weighting” means, for any Fund Component on any Business Day, a fraction equal to (x) the Fund Component Holdings for such Fund Component for such day, divided by (y) the sum of the Fund Component Holdings for all Fund Components for such day.

Section 1.3. Offices. (a) The principal office of the Fund, and such additional offices as the Sponsor may establish, shall be located at such place or places outside the Cayman Islands as the Sponsor may designate from time to time in writing to the Shareholders. Initially, the principal office of the Fund shall be at c/o Exchange Traded Concepts, LLC, 10900 Hefner Pointe Drive, Suite 400, Oklahoma City, OK 73120.

(b) The registered office of the Fund in the Cayman Islands shall be located at c/o Stuarts Corporate Services Ltd., Kensington House, 69 Dr Roy’s Drive, George Town, Grand Cayman KY1-1104, P.O. Box 2510, Cayman Islands. The Sponsor may designate from time to time another registered office in the Cayman Islands by filing the required certificate of amendment to the Registration Statement with the Registrar in accordance with the LLC Law.

Section 1.4. Purposes and Powers. (a) The Fund is formed for the object and purpose of, and the nature of the activities to be conducted by the Fund is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Law and engaging in any and all activities necessary or incidental to the foregoing. Without limiting the generality of the foregoing, the primary purpose of the Fund is to acquire, hold, dispose of and otherwise deal with Digital Assets, any Forked Assets and any assets into which any Digital Asset held by the Fund is converted, including other Digital Assets or cash in U.S. Dollars or other fiat currencies. In furtherance of its purposes, (x) the Fund shall have the power to do all things necessary or convenient to carry on any business or affairs not prohibited by the laws of the Cayman Islands and the Fund shall have the powers set out in section 9(4) of the LLC Law and (y) the Fund shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Fund, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Fund by the Sponsor or any of its delegates.

Section 1.5. Duration. The Fund was formed for an unlimited duration. The Fund shall continue until such time as it is wound up pursuant to the provisions of Article X of this Agreement or otherwise in accordance with the LLC Law.

Section 1.6 Legal Title to Fund Property. (a) The Shareholders shall not have legal title to any part of the Fund Property.

(b) Without limitation to the other provisions of this Agreement, no creditor of any Shareholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to the Fund Property.

Article II

Shares; Creations and Issuance of Creation Baskets

Section 2.1. General. (a) Every Shareholder and Beneficial Owner, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Agreement.

(b) Each Shareholder agrees that its interest in the Fund shall be measured in Shares and recorded in the Register. The Sponsor shall update the Register to reflect the issuance, transfer or redemption of Shares from time to time.

(c) Without limitation to the foregoing, the Sponsor shall have the power and authority, without action or approval by the Shareholders, to cause the Fund to issue Shares from time to time as it deems necessary or desirable. The number of Shares authorized shall be unlimited, and the Shares so authorized may be represented in part by fractional Shares, calculated to one one-hundred-millionth of one Share (i.e., carried to the eighth decimal place). From time to time, the Sponsor may cause the Fund to divide or combine the Shares into a greater or lesser number without thereby in any way affecting the rights of the Shareholders without action or approval by the Shareholders. The Fund shall issue Shares solely in exchange for contributions of Digital Assets and, if applicable, U.S. Dollars in accordance with the terms hereof, or for no additional consideration if pursuant to a distribution of a bonus issue of Shares or Share split-up. Subject to the limitations upon, and requirements for, the issuance of Creation Baskets stated herein and in the APA Procedures (as defined below), the number of Creation Baskets that may be issued by the Fund is unlimited.

Section 2.2. Offer of Shares; Procedures for Creation and Issuance of Creation Baskets.

(a) General. The following procedures, as supplemented by the more detailed procedures specified in the Exhibits, annexes, attachments and procedures, as applicable, to each Authorized Participant Agreement (the “APA Procedures”), which may be amended from time to time in accordance with the provisions of the relevant Authorized Participant Agreement (provided that any such amendment shall not constitute an amendment of this Agreement), shall govern the Fund with respect to the creation and issuance of Creation Baskets to Authorized Participants, subject to Section 2.2(b).

(i) On any Business Day, an Authorized Participant may place an order for one or more Creation Baskets (each, a “Creation Order”) in the manner provided in the APA Procedures.

(ii) The Sponsor or its delegate shall process Creation Orders only from Authorized Participants with respect to which an Authorized Participant Agreement is in full force and effect and only in accordance with the APA Procedures. The Sponsor or its delegate shall maintain and make available at the Fund’s principal offices during normal business hours a current list of the Authorized Participants with respect to which an Authorized Participant Agreement is in full force and effect.

(iii) The Fund shall create and issue Creation Baskets only upon deposit with the Custodian on the applicable Creation Settlement Date of the applicable Total Basket Amount by the relevant Authorized Participant or Liquidity Provider, as applicable.

(iv) The Sponsor or its delegate has final determination of all questions as to the calculation of the Total Basket Amount at any time.

(v) Deposits of digital assets or U.S. Dollars (if applicable) other than those received from an Authorized Participant Self-Administered Account or a Liquidity Provider Account shall be rejected. The expense and risk of delivery, ownership and safekeeping of Fund Components and U.S. Dollars, until such Fund Components and U.S. Dollars have been received and not rejected by the Fund, shall be borne solely by the Authorized Participant or a Liquidity Provider, as applicable.

(vi) Upon the Custodian’s receipt of the Total Basket Amount, the Sponsor or its delegate shall (A) if the Total Basket Amount is received into the Settlement Balance, direct the Custodian to transfer digital assets included in the Total Basket Amount to the Vault Balance, (B) direct the Transfer Agent to credit to the Authorized Participant’s account the number of Creation Baskets ordered by the Authorized Participant and (C) compensate the Liquidity Provider pursuant to the APA Procedures.

(vii) The Fund may accept delivery of U.S. Dollars or any digital asset deliverable as part of the Total Basket Amount by such other means as the Sponsor, from time to time, may determine to be acceptable for the Fund.

(b) Rejection or Suspension. The Sponsor or its delegate shall reject a Creation Order if the Creation Order is not in proper form as described in the relevant Authorized Participant Agreement or if the fulfillment of the Creation Order, in the opinion of its counsel, might be unlawful. The issuance of Creation Baskets may be suspended by the Sponsor generally, or refused with respect to a particular Creation Order, for any or no reason, including (i) during any period when the transfer books of the Transfer Agent are closed; (ii) if circumstances outside the control of the Sponsor or its delegate make it for all practicable purposes not feasible to process Creation Orders; (iii) during any Rebalancing Period; (iv) during any period when trading in Shares is halted or suspended on any Secondary Market; (v) during any period when the NAV of the Fund is not being calculated or published; (vi) during any period when a Digital Asset Network or Digital Asset Trading Platform is unavailable or experiencing material disruption; (vii) during any period when the Fund’s Custodian is unable to accept or process deposits of Digital Assets; (viii) in response to any cybersecurity incident, technology failure, or Force Majeure Event; (ix) in response to any regulatory action, investigation, or inquiry affecting the Fund, any service provider, or any Fund Component; or (x) for any other reason at any time or from time to time. None of the Sponsor, its delegates or the Custodian shall be liable for the suspension or rejection of any Creation Order.

(c) Conflict. In the event of any conflict between the procedures described in this Section 2.2 and the APA Procedures, the APA Procedures shall control.

(d) Successor Custodian. If a successor to the Custodian shall be employed, the Fund and the Sponsor shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 2.2.

(e) Cash Creation Orders. In addition to In-Kind Orders, the Sponsor may, in its sole discretion, permit Authorized Participants to place Cash Orders for creation of Creation Baskets. With respect to such Cash Orders, the Sponsor shall cause any cash received by the Fund from an Authorized Participant to be converted into Fund Components as soon as reasonably practicable. Upon such conversion and receipt of the applicable Fund Components by the Custodian, the Sponsor or its delegate shall direct the Transfer Agent to credit to the Authorized Participant’s account the number of Creation Baskets ordered by the Authorized Participant. The expense and risk of any conversion of cash to Fund Components shall be borne by the Authorized Participant placing such Cash Order, and the Authorized Participant shall be responsible for any transaction costs, spreads, or market impact costs associated with such conversions.

Section 2.3. Book-Entry System. (a) Shares shall be held in book-entry form by the Transfer Agent. The Sponsor or its delegate shall direct the Transfer Agent to (i) credit or debit the number of Creation Baskets or Redemption Baskets to the account of the applicable Shareholder and (ii) issue or cancel Creation Baskets or Redemption Baskets, as applicable, at the direction of the Sponsor or its delegate.

(b) The Sponsor or its delegate may cause the Fund to issue Shares in certificated form in its sole discretion.

Section 2.4. Distributions. (a) Subject to applicable law, the Fund may make distributions on Shares either in cash or in kind.

(b) Distributions on Shares, if any, may be made with such frequency as the Sponsor may determine, which may be daily or otherwise, to the Shareholders, from the Fund Property, after providing for actual and accrued liabilities. All distributions on Shares shall be made pro rata to the Shareholders in proportion to their respective Percentage Interests at the date and time of record established for such distribution.

Section 2.5. Voting Rights. Notwithstanding any other provision hereof, on each matter submitted to a vote of the Shareholders, each Shareholder shall be entitled to a proportionate vote based upon its Percentage Interest at such time.

Article III

Transfers of Shares

Section 3.1. General Prohibition. A Shareholder may not sell, assign, transfer or otherwise dispose of, or pledge, mortgage, charge, hypothecate, grant any other security interest over or in any manner encumber any or all of its Shares or any part of its right, title and interest in the Fund Property except as permitted in this Article III and any act in violation of this Article III shall be of no effect and shall not be binding upon or recognized by the Fund (regardless of whether the Sponsor shall have knowledge thereof), unless approved in writing by the Sponsor.

Section 3.2 Transfer of Shares Generally. Shares shall be transferable on the books of account for the Fund only by the record holder thereof or by his or her duly authorized agent upon delivery to the Sponsor or the Transfer Agent or similar agent of a duly executed instrument of transfer, and such evidence of the genuineness of each such execution and authorization and of such other matters and documents as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of account for the Fund, including the Register, and such transferee shall be admitted as a member of the Fund. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Sponsor nor the Fund, nor the Transfer Agent or any similar agent or registrar or any officer, employee or agent of the Fund, shall be affected by any notice of a proposed transfer.

Article IV

Redemptions

Section 4.1. Availability of Redemption Program. The Fund may, in the sole discretion of the Sponsor, offer a redemption program for the Shares. Any redemption program for the Shares may be suspended or discontinued at any time, in the sole discretion of the Sponsor. Any redemption program authorized by the Sponsor shall be subject to the provisions of this Article IV.

Section 4.2. Redemption of Redemption Baskets.

(a) General. During any time at which the Sponsor has authorized a redemption program, the following procedures, as supplemented by the APA Procedures, which may be amended from time to time in accordance with the provisions of the Authorized Participant Agreement (provided that any such amendment shall not constitute an amendment of this Agreement), shall govern the Fund with respect to the redemption of Redemption Baskets, subject to Section 4.2(b).

(i) On any Business Day, an Authorized Participant may place an order to redeem Redemption Baskets (each, a “Redemption Order”) in the manner provided in the APA Procedures.

(ii) The Sponsor or its delegates shall process Redemption Orders only from Authorized Participants with respect to which an Authorized Participant Agreement is in full force and effect.

(iii) The Fund shall redeem Redemption Baskets only upon deposit with the Transfer Agent on the Redemption Settlement Date of the total number of Baskets indicated in the Authorized Participant’s Redemption Order.

(iv) Upon receipt of the total number of Baskets indicated in the Authorized Participant’s Redemption Order, the Sponsor or its delegate shall instruct the Transfer Agent to cancel the Shares in the Baskets so redeemed. The Sponsor or its delegate shall also instruct the Custodian to deposit into the Authorized Participant Self-Administered Accounts or the relevant Liquidity Provider Accounts, as applicable, an amount of digital assets equal to the Total Basket Amount.

(v) The Sponsor or its delegate has final determination of all questions as to the determination of the Total Basket Amount at any time.

(vi) The Total Basket Amount shall be delivered only to Authorized Participant Self-Administered Accounts or Liquidity Provider Accounts.

(vii) The Total Basket Amount shall be subject to the deduction of any applicable tax or other governmental charges that may be due.

(b) Rejection or Suspension. The Sponsor or its delegate shall reject a Redemption Order if the Redemption Order is not in proper form as described in the relevant Authorized Participant Agreement or if the fulfillment of the Redemption Order, in the opinion of its counsel, might be unlawful. The redemption of Baskets may be suspended by the Sponsor generally, or refused with respect to a particular Redemption Order, for any or no reason (either in whole or in part), including (i) during any period when the transfer books of the Transfer Agent are closed; (ii) if circumstances outside the control of the Sponsor or its delegate make it for all practicable purposes not feasible to process Redemption Orders; (iii) during any Rebalancing Period; (iv) during any period when trading in Shares is halted or suspended on any Secondary Market; (v) during any period when the NAV of the Fund is not being calculated or published; (vi) during any period when a Digital Asset Network or Digital Asset Trading Platform is unavailable or experiencing material disruption; (vii) during any period when the Fund’s Custodian is unable to process withdrawals of Digital Assets; (viii) in response to any cybersecurity incident, technology failure, or Force Majeure Event; (ix) in response to any regulatory action, investigation, or inquiry affecting the Fund, any service provider, or any Fund Component; or (x) for any other reason at any time or from time to time. None of the Sponsor, its delegates or the Custodian shall be liable for the suspension or rejection of any Redemption Order.

(c) Conflict. In the event of any conflict between the procedures described in this Section 4.2 and the APA Procedures, the APA Procedures shall control.

(d) Cash Redemption Orders. In addition to In-Kind Orders, the Sponsor may, in its sole discretion, permit Authorized Participants to place Cash Orders for redemption of Redemption Baskets. With respect to such Cash Orders, upon receipt of the Shares comprising the Baskets to be redeemed, the Sponsor shall instruct the Custodian to withdraw Fund Components from the Digital Asset Accounts in such quantities as may be necessary to permit payment of the Total Basket Amount and may cause the Fund (or its delegate) to convert such Fund Components into U.S. Dollars. Upon such conversion, the Sponsor shall cause the Fund to deliver the applicable cash proceeds to the Authorized Participant. The expense and risk of any conversion of Fund Components to cash shall be borne by the Authorized Participant placing such Cash Order, and the Authorized Participant shall be responsible for any transaction costs, spreads, or market impact costs associated with such conversions.

Section 4.3. Other Redemption Procedures. The Sponsor or its delegates from time to time may, but shall have no obligation to, establish procedures with respect to redemption of Shares in lot sizes smaller than the Redemption Basket and permitting the redemption distribution to be delivered in a manner other than that specified in Section 4.2. Without limitation to the foregoing, the Sponsor, acting in its sole discretion, may cause the Fund to effect compulsory redemptions of Shares from time to time.

Article V

The Sponsor

Section 5.1. Management of the Fund and Delegation. (a) The management of the Fund shall be vested exclusively in the Sponsor.

(b) The Sponsor shall have the power to do any and all acts which are deemed necessary, convenient or incidental to, or for the furtherance of, the purposes of the Fund as described in this Agreement and may exercise all the powers of the Fund. The Sponsor is authorized to execute, deliver and file, in the name of and on behalf of the Fund, any and all documents, agreements, certificates, receipts, instruments, forms, letters or similar documents and to do or cause to be done any other actions as the Sponsor may deem necessary or desirable, except as may be limited by the LLC Law or the terms of this Agreement.

(c) The Sponsor may delegate, as provided herein, the duty and authority to manage the affairs of the Fund. Any determination as to what is in the interests of the Fund made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Agreement, the presumption shall be in favor of a grant of power to the Sponsor, but subject, for the avoidance of doubt, to the restrictions, prohibitions and limitations expressly set forth in this Agreement. The enumeration of any specific power in this Agreement shall not be construed as limiting the aforesaid power.

(d) The Sponsor may appoint such officers of the Fund as may be deemed necessary or advisable, on such terms as may be determined by the Sponsor and with such powers and authorities as may be delegated to such officers. Officers shall be subject to removal by the Sponsor at any time. To the extent specified by the Sponsor, the officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Fund, except as may be limited by the LLC Law or the terms of this Agreement. No such delegation shall cause any Sponsor to cease to be a sponsor of the Fund nor cause an officer to be a manager for the purposes of the LLC Law.

(e) The Sponsor may appoint any person, firm or corporation to act as an authorized person or service provider to the Fund and may entrust to and confer upon any such authorized persons or service providers any of the functions, duties, powers and discretions exercisable by the Sponsor, upon such terms and conditions (including as to remuneration payable by the Fund) and with such powers of delegation, but subject to such restrictions, as the Sponsor thinks fit. Without limiting the generality of the foregoing, such service providers may include investment managers, investment advisers, administrators, registrars, transfer agents, custodians and prime brokers.

(f) Without limitation to the foregoing, the Sponsor may by power of attorney or otherwise appoint any company, firm, person or body of persons to be the attorney or authorized signatory of the Fund for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Sponsor under this Agreement) and for such period and subject to such conditions as the Sponsor may think fit.

Section 5.2. Authority of Sponsor. In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Agreement, including Section 5.1 above, and except as limited, restricted or prohibited by the express provisions of this Agreement or the LLC Law, the Sponsor’s powers and rights shall include, without limitation, the following:

(a) To enter into, execute, accept, deliver and maintain, and to cause the Fund to perform its obligations under, contracts, agreements and any or all other documents and instruments incidental to the Fund’s purposes, and to do and perform all such acts as may be in furtherance of the Fund’s purposes, or necessary or appropriate for the offer and sale of the Shares, including, but not limited to, causing the Fund to enter into (i) contracts or agreements with the Sponsor or an Affiliate, provided that any such contract or agreement does not conflict with clause (ii) below and (ii) contracts with third parties for various services, it being understood that any document or instrument executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Fund by the Sponsor, provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor as long as the Sponsor has made a good faith determination that (A) the Affiliate that it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed by the Affiliate); (B) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Fund are no less favorable to the Fund than could be obtained from equally-qualified unaffiliated third parties; and (C) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Fund shall not exceed one year, and such agreement shall be terminable without penalty upon one hundred twenty (120) days’ prior written notice by the Fund;

(b) To cause the Fund to engage in staking activities and/or enter into arrangements with third parties to cause the Fund’s Digital Assets to be staked by such third parties or their agents or designees, and to set the Sponsor’s own compensation for establishing such arrangements. Without limiting the foregoing, the Sponsor shall have full discretion to (i) select validators or staking service providers, (ii) delegate staking operations to third parties, (iii) manage unbonding periods in connection with creations, redemptions, rebalancing or portfolio adjustments, (iv) determine the treatment of staking rewards (including whether such rewards increase NAV or are distributed to Shareholders), and (v) allocate slashing risk as between the Fund and staking counterparties in any staking arrangements. The Sponsor and the Fund shall not be liable for any slashing, loss or penalty imposed by any Digital Asset Network or staking protocol, except to the extent resulting from the Sponsor’s actual fraud, Gross Negligence, bad faith, willful misconduct or material breach of this Agreement;

(c) To establish, maintain, deposit into, and sign checks and/or otherwise draw upon, accounts on behalf of the Fund with appropriate banking and savings institutions;

(d) To deposit, withdraw, pay, retain and distribute the Fund Property or any portion thereof in any manner consistent with the provisions of this Agreement;

(e) To establish, and change at any time without Shareholder approval, the Fund Construction Criteria, including the criteria for eligibility of Digital Assets for inclusion as Fund Components and the criteria for removal of Fund Components from the Fund’s portfolio;

(f) To add or remove Fund Components without Shareholder approval, including (i) adding Digital Assets that satisfy the Fund Construction Criteria, (ii) removing Digital Assets that no longer satisfy the Fund Construction Criteria, (iii) temporarily suspending a Fund Component from the portfolio pending resolution of custody, liquidity, regulatory or other concerns, and (iv) establishing transition procedures for adding or removing Fund Components, including the timing and methodology for entering or exiting positions;

(g) To purchase and sell Digital Assets in connection with any rebalancing of the Fund’s portfolio or changes to the Fund Construction Criteria. In connection with rebalancing, the Sponsor shall have full discretion to (i) utilize sampling or optimization strategies when full replication of the Index is impracticable, (ii) deviate from Index weights within tolerance bands specified in the Fund’s filings with the SEC or as otherwise determined by the Sponsor, (iii) conduct emergency rebalancing in response to market disruptions, delisting events, custody concerns, regulatory developments or other circumstances the Sponsor determines to require prompt action, and (iv) exercise discretion in trade execution timing, venue selection and order sizing to minimize market impact and transaction costs.

(h) To supervise the preparation of any confidential private placement memoranda, prospectuses, registration statements and supplements and amendments thereto and any filings of the Fund with the SEC;

(i) To make or authorize the making of distributions to the Shareholders and payments of expenses of the Fund, in each case, out of the Fund Property;

(j) To prepare, or cause to be prepared, and file, or cause to be filed, an application to register any Shares under the Securities Act and/or the Exchange Act and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such registration;

(k) To prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Shares to be listed, quoted or traded on any Secondary Market and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such listing, quotation or trading;

(l) To appoint one or more Custodians, Cash Custodians, Index Providers or other security vendors, including itself or an Affiliate, to provide for custodial or non-custodial security services, or to determine not to appoint any Custodian, Cash Custodian, Index Provider or other security vendors, and to otherwise take any action with respect to the Custodian, Cash Custodian, Index Provider or other security vendors to safeguard the Fund Property;

(m) In the sole and absolute discretion of the Sponsor, to admit an Affiliate or Affiliates of the Sponsor as additional Sponsors;

(n) To cause the Fund to appoint an agent (an “IR Agent”) to act on behalf of the Shareholders in connection with any distribution of Incidental Rights and/or IR Assets if the Sponsor has determined in good faith that such appointment is reasonably necessary or in the best interests of the Fund and the Shareholders in order to facilitate the distribution of any Incidental Rights and/or IR Assets. For the avoidance of doubt, the Sponsor may cause the Fund to appoint the Sponsor or any of its Affiliates to act in such capacity. Any Person appointed as IR Agent of the Shareholders pursuant to this clause shall receive an in-kind distribution of Incidental Rights and/or IR Assets on behalf of the Shareholders of record with respect to such distribution and following receipt of any such distribution, shall determine, in such Person’s sole discretion and without any direction from the Fund or the Sponsor (in its capacity as Sponsor of the Fund), whether and when to sell the distributed Incidental Rights and/or IR Assets on behalf of the record date Shareholders. Any IR Agent appointed pursuant to this clause shall not receive any compensation in connection with its role as IR Agent; provided that any such IR Agent shall be entitled to receive from any distribution of Incidental Rights and/or IR Assets, Incidental Rights and/or IR Assets with an aggregate fair market value equal to the amount of administrative and other reasonable expenses incurred by such IR Agent in connection with such in-kind distribution;

(o) To prepare and adopt, on behalf of the Fund, a Liquidity Policy, which such policy shall be deemed to be a part of this Agreement and be binding upon the Fund, and to make such amendments or modifications to such Liquidity Policy from time to time as determined by the Sponsor in its sole discretion, and to take any action determined by the Sponsor to be necessary or appropriate to cause the Fund to comply with such Liquidity Policy;

(p) To delegate those of its duties hereunder as it shall determine from time to time to one or more Co-Sponsors or Distributors, and add any additional service providers, if needed and as applicable;

(q) To perform such other services as the Sponsor believes that the Fund may from time to time require;

(r) To determine, in good faith, which peer-to-peer network, among a group of incompatible forks of any Digital Asset Network, is generally accepted as the relevant Digital Asset and should therefore be considered that Digital Asset for the Fund’s purposes, which the Sponsor will determine based on a variety of then relevant factors, including (but not limited to) the following: (i) the Sponsor’s beliefs regarding expectations of the core developers of the relevant Digital Asset, users, services businesses, miners and other constituencies and (ii) the actual, continued development, acceptance, mining power and community engagement; and

(s) In general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any objective or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to, or growing out of or connected with, the aforesaid purposes, objects or powers.

Section 5.3. Obligations of the Sponsor. In addition to the obligations expressly provided by the LLC Law or this Agreement, the Sponsor shall:

(a) Devote such of its time to the affairs of the Fund as it shall, in its discretion exercised in good faith, determine to be necessary to carry out the purposes of the Fund, as set forth in Section 1.4, for the benefit of the Shareholders;

(b) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Fund and for the conduct of its affairs in all appropriate jurisdictions;

(c) Retain independent public accountants to audit the accounts of the Fund;

(d) Employ attorneys to represent the Sponsor and, as necessary, the Fund;

(e) Select and enter into agreements with any service provider to the Fund;

(f) Monitor all fees charged to the Fund, and the services rendered by the service providers to the Fund, to determine whether the fees paid by, and the services rendered to, the Fund are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Fund;

(g) Have fiduciary responsibility for the safekeeping and use of the Fund Property, whether or not in the Sponsor’s immediate possession or control;

(h) Not employ or permit others to employ the Fund Property in any manner except for the benefit of the Fund, including, among other things, the utilization of any portion of the Fund Property as compensating balances for the exclusive benefit of the Sponsor;

(i) At all times act with integrity and good faith and exercise due diligence in all activities relating to the Fund and in resolving conflicts of interest;

(j) Enter into an Authorized Participant Agreement with each Authorized Participant and discharge the duties and responsibilities of the Fund and the Sponsor thereunder;

(k) Receive directly or through its delegates from Authorized Participants and process properly submitted Creation Orders, as described in Section 2.2(a);

(l) Receive directly or through its delegates from Authorized Participants and process properly submitted Redemption Orders (if authorized under applicable law), as described in Section 4.2(a), or as may from time to time be permitted by Section 4.3;

(m) Interact with the Custodian and any other party as required;

(n) If the Shares are listed, quoted or traded on any Secondary Market, cause the Fund to comply with all rules, orders and regulations of such Secondary Market to which the Fund is subject as a result of the listing, quotation or trading of the Shares on such Secondary Market, and take all such other actions that may reasonably be taken and are necessary for the Shares to remain listed, quoted or traded on such Secondary Market until the Fund is terminated or the Shares are no longer listed, quoted or traded on such Secondary Market;

(o) If the Shares are transferred in a transaction registered under the Securities Act or registered under the Exchange Act, cause the Fund to comply with all rules, orders and regulations of the SEC and take all such other actions as may reasonably be taken and are necessary for the Shares to remain registered under the Exchange Act until the Fund is terminated or the Shares are no longer registered under the Exchange Act; and

(p) Take all actions to prepare and, to the extent required by this Agreement or by law, mail to Shareholders any reports, press releases or statements, financial or otherwise, that the Sponsor determines are required to be provided to Shareholders by applicable law or governmental regulation or the requirements of any Secondary Market on which the Shares are listed, quoted or traded or, if any Shares are transferred in a transaction registered under the Securities Act or registered under the Exchange Act, the SEC, as applicable.

(q) Take any action necessary or advisable to comply with applicable laws, regulations, orders, directives or guidance (including any change thereto), including (i) modifying Fund operations, investment policies or service provider arrangements, (ii) restricting or excluding Fund Components that become subject to adverse regulatory treatment, sanctions or custody limitations, (iii) restructuring or converting the Fund’s legal form or domicile if necessary for regulatory compliance, and (iv) taking any other action that the Sponsor determines in good faith is necessary or advisable to preserve the Fund’s ability to operate or to protect the interests of Shareholders;

The foregoing clauses of Section 5.2 and Section 5.3 shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Fund, and not an action in an individual capacity.

Section 5.4. General Prohibitions. The Fund shall not, and the Sponsor shall not have the power to cause the Fund to:

(a) If the redemption of Shares is not authorized pursuant to Section 4.1, redeem any Shares other than upon the winding up, liquidation and dissolution of the Fund;

(b) Borrow money from, or loan money to, any Shareholder, the Sponsor or any other Person;

(c) Create, incur, assume or suffer to exist any lien, mortgage, charge, pledge, conditional sales or other title retention agreement, charge, security interest or encumbrance on or with respect to the Fund Property, except liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(d) Commingle the Fund Property with the assets of any other Person; provided that any delay between the sale of Fund Property to a third party and transfer of such Fund Property from the Fund Accounts to such third party in settlement of such sale shall not be deemed to contravene this provision; provided further that, for the avoidance of doubt, a portion of the Fund Property may be held in the Settlement Balance from time to time in order to facilitate the creation and redemption of Shares;

(e) Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(f) Enter into any contract with the Sponsor or an Affiliate of the Sponsor (A) that, except for selling agreements for the sale of Shares, has a term of more than one year and that does not provide that it may be canceled by the Fund without penalty on sixty (60) days prior written notice or (B) for the provision of services, except at rates and terms at least as favorable as those that may be obtained from third parties in arm’s length negotiations; or

(g) Enter into any exclusive brokerage contract.

(h) Notwithstanding any other provision of this Agreement, the Fund shall not be liable, and no Covered Person shall be liable, for any loss, damage, delay or failure to perform resulting from (i) any disruption, congestion, outage or failure of any Digital Asset Network, including any “hard fork,” “soft fork,” “51% attack,” or other protocol change or network event, (ii) any cyber attack, security breach, unauthorized access, or technological failure affecting the Fund, any Custodian, any Digital Asset Trading Platform or any other service provider, (iii) any loss, theft or compromise of private keys, passwords or other access credentials, except to the extent resulting directly from the Sponsor’s actual fraud, Gross Negligence, bad faith, willful misconduct or material breach of this Agreement, or (iv) any smart contract vulnerability, exploit or failure. The Sponsor shall have the authority to suspend Fund operations, creations and redemptions in response to any cybersecurity incident, Digital Asset Network disruption or technology failure until the Sponsor determines, in its sole discretion, that operations may safely resume.

Section 5.5. Liability of Covered Persons. (a) A Covered Person shall have no liability to the Fund or to any Shareholder or other Covered Person for any loss suffered by the Fund which arises out of any action or inaction of such Covered Person if such course of conduct did not constitute actual fraud, Gross Negligence, bad faith, willful misconduct or a material breach of this Agreement by such Covered Person. Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the Digital Assets transferred, or the purchase price otherwise paid, by a Shareholder for its Shares, it being expressly agreed that any such return made pursuant to this Agreement shall be made solely from the assets of the Fund without any rights of contribution from the Sponsor or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegate selected by the Sponsor with reasonable care.

(b) No Covered Person shall be liable to the Fund, any Shareholder or any other Person for any loss, claim, liability or expense arising out of or in connection with the acts, omissions, negligence, insolvency or dissolution of any Co-Sponsor, Custodian, Cash Custodian, Index Provider, Transfer Agent, Administrator, Liquidity Provider or other service provider to the Fund (including any Digital Asset Trading Platform or Digital Asset Network), except to the extent such loss, claim, liability or expense is determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the Covered Person’s own actual fraud, Gross Negligence, bad faith, willful misconduct or material breach of this Agreement. For the avoidance of doubt, no Covered Person shall be liable for any loss of Digital Assets by any Co-Sponsor, Custodian, Cash Custodian or other service provider, or for any failure or delay by any Digital Asset Network or Digital Asset Trading Platform, absent such actual fraud, Gross Negligence, bad faith, willful misconduct or material breach.

Section 5.6. Duties of the Sponsor. (a) To the extent that, at law or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Fund, the Shareholders or any other Person, the Sponsor acting under this Agreement shall not be liable to the Fund, the Shareholders or any other Person for its good faith reliance on the provisions of this Agreement subject to the standard of care set forth in Section 5.5 herein. In fulfilling its duties, the Sponsor may take into account such factors as the Sponsor deems appropriate or necessary. Neither the Sponsor nor any other manager of the Fund shall be subject to any other or different standard and, to the extent that, at law or in equity, any Sponsor has duties (including fiduciary duties) and liabilities, all such duties and liabilities are replaced by the duties and liabilities of a Sponsor expressly set forth in this Agreement. To the fullest extent permitted by law, no Person other than the Sponsor shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Fund, the Shareholders or any other Person.

(b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Fund, any Shareholder or any other Person, on the other hand; or (ii) whenever this Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Fund, any Shareholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c) The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Fund and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Fund, it shall have no duty to communicate or offer such opportunity to the Fund, and the Sponsor shall not be liable to the Fund or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Fund. Neither the Fund nor any Shareholder shall have any rights or obligations by virtue of this Agreement in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Fund, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Fund, the Shareholders or any Affiliate of the Fund or the Shareholders.

(d) To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Agreement shall mean subjective good faith and the duty of the Sponsor to act in “good faith” shall mean that the Sponsor shall be required to act honestly in its dealings with respect to the powers which have been conferred on the Sponsor in its capacity as a manager of the Fund and shall not, to the fullest extent permitted by applicable law, be held to any higher or different standard.

Section 5.7. Indemnification of the Sponsor. (a) The Sponsor shall be indemnified by the Fund against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Fund, provided that (i) the Sponsor was acting on behalf of, or performing services for, the Fund and such liability or loss was not the result of actual fraud, Gross Negligence, bad faith, willful misconduct, or a material breach of this Agreement on the part of the Sponsor and (ii) any such indemnification will be recoverable only from the Fund Property. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of existence of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy by or against the Sponsor. The right to indemnification granted by this Section 5.7 shall be a contract right, shall vest immediately upon a Person becoming a Covered Person and shall not be affected by any subsequent amendment of this Agreement with respect to acts or omissions occurring prior to such amendment.

(b) Notwithstanding the provisions of Section 5.7(a) above, the Sponsor, any Authorized Participant and any other Person acting as a broker-dealer for the Fund shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state or non-U.S. securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c) The Fund shall not incur the cost of that portion of any insurance that insures any party against any liability, the indemnification of which is herein prohibited.

(d) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against the Sponsor shall be paid by the Fund in advance of the final disposition of such action, suit or proceeding, upon (i) the legal action relating to the performance of duties or services by the Sponsor on behalf of the Fund, and (ii) the Sponsor providing an undertaking to repay the advanced funds with interest to the Fund in cases in which it is not entitled to indemnification under this Section 5.7. The right to advancement of expenses under this Section 5.7(d) shall be a contract right, and an undertaking to repay advanced funds shall not require approval by any court or any other party.

(e) The term “Sponsor” as used only in this Section 5.7 shall include, in addition to the Sponsor, any other Covered Person performing services on behalf of the Fund and acting within the scope of the Sponsor’s authority as set forth in this Agreement.

(f) In the event the Fund is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Shareholder’s (or assignee’s) obligations or liabilities unrelated to Fund affairs, such Shareholder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Fund for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

Section 5.8. Expenses and Limitations Thereon.

(a) Sponsor Fee. (i) The Fund shall pay to the Sponsor, in the manner set forth in Section 5.8(a)(ii), a fee (the “Sponsor Fee”), payable in Fund Components (except as provided in Section 5.8(a)(v)), which shall accrue daily in U.S. Dollars at an annual rate of 0.90% of the NAV Fee Basis Amount of the Fund as of 4:00 p.m., New York time; provided that (x) for a day that is not a Business Day or (y) during a Rebalancing Period, the calculation shall be based on the NAV Fee Basis Amount from the most recent Business Day. The Sponsor Fee is payable to the Sponsor daily in arrears.

(ii) The amount of each Fund Component payable in respect of each daily U.S. Dollar accrual of the Sponsor Fee (each, a “Fund Component Fee Amount”) shall be determined by (x) multiplying (1) the amount of such U.S. Dollar accrual by (2) the Weighting of such Fund Component on such day (for the avoidance of doubt, determined without taking into account the Fund Component Fee Amounts for such day) and (y) dividing (1) the product so obtained by (2) the Digital Asset Reference Rate for such Fund Component as of 4:00 p.m., New York time, on such day; provided that for any day that is not a Business Day or during a Rebalancing Period for which the NAV Fee Basis Amount is not calculated, the amount of each Fund Component payable in respect of such day’s U.S. Dollar accrual of the Sponsor Fee shall be determined by reference to the Fund Component Fee Amount from the most recent Business Day.

(iii) Except as provided in Section 5.8(a)(v), to cause the Fund to pay the Sponsor Fee, the Sponsor shall instruct the Custodian to withdraw from the relevant Digital Asset Account the number of tokens of each Fund Component equal to the Fund Component Fee Amount for such Fund Component and transfer such tokens of all Fund Components to the account designated by the Sponsor at such times as the Sponsor determines in its absolute discretion.

(iv) After the payment of the Sponsor Fee to the Sponsor, the Sponsor may elect to convert any digital assets it receives into U.S. Dollars. The Shareholders acknowledge that the rate at which the Sponsor converts such digital assets into U.S. Dollars may differ from the rate at which the Sponsor Fee was initially converted into Digital Assets. The Fund shall not be responsible for any fees and expenses incurred by the Sponsor to convert Digital Assets received in payment of the Sponsor Fee into U.S. Dollars.

(v) If the Fund holds any Forked Assets or cash at any time, the Fund may pay the Sponsor Fee, in whole or in part, with such Forked Assets or cash, in which case, the Fund Component Fee Amounts in respect of such payment shall be correspondingly and proportionally reduced. In the case of Forked Assets, such Forked Assets shall be transferred at a value to be determined in good faith by the Sponsor.

(vi) The Sponsor may, from time to time, temporarily waive all or a portion of the Sponsor Fee in its sole discretion.

(vii) As consideration for receipt of the Sponsor Fee, the Sponsor shall assume and pay the following fees and other expenses incurred by the Fund in the ordinary course of its affairs, excluding taxes: (i) the Marketing Fee, (ii) the Administrator Fee, (iii) the Co-Sponsor Fee, (iv) the Custodian Fee, (v) the Cash Custodian Fee, (vi) the Index Provider Fee, (vii) the Transfer Agent Fee, (viii) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including customary legal, marketing and audit fees and expenses), (ix) ordinary course legal fees and expenses, (x) audit fees, (xi) regulatory fees, including, if applicable, any fees relating to the registration of the Shares under the Securities Act or the Exchange Act and fees relating to registration and any other regulatory requirements in the Cayman Islands, (xii) printing and mailing costs, (xiii) costs of maintaining the Fund’s website and (xiv) applicable license fees (each, a “Sponsor-paid Expense” and together, the “Sponsor-paid Expenses”).

(viii) The Sponsor Fee shall continue to accrue and be payable in accordance with this Section 5.8(a) during any period of suspension of creations and/or redemptions, any halt in trading of Shares on any Secondary Market, any Rebalancing Period, or any event described in Section 11.15 (Force Majeure), regardless of whether any Creation Orders or Redemption Orders are processed during such period.

(b) Additional Fund Expenses. (i) The Fund shall pay any expenses incurred by the Fund in addition to the Sponsor Fee that are not Sponsor-paid Expenses, including, but not limited to, (i) taxes and governmental charges, (ii) expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Fund to protect the Fund or the interests of Shareholders (including in connection with any Forked Assets), (iii) any indemnification of the Custodian, Administrator or other agents, service providers or counterparties of the Fund, and (iv) extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters (collectively, “Additional Fund Expenses” or “Extraordinary Expenses”).

(ii) Except as provided in Section 5.8(b)(iii), to cause the Fund to pay the Additional Fund Expenses, if any, the Sponsor or its delegates (i) shall instruct the Custodian to withdraw Fund Components from the Digital Asset Accounts Fund Components in proportion to their respective Weightings at such time and in such quantity as may be necessary to permit payment of such Additional Fund Expenses and (ii) may either (x) cause the Fund (or its delegate) to convert such Fund Components into U.S. Dollars or other fiat currencies at the Actual Exchange Rate or (y) cause the Fund (or its delegate) to deliver such Fund Components in kind in satisfaction of such Additional Fund Expenses.

(iii) If the Fund holds any Forked Assets or cash at any time, the Fund may pay any Additional Fund Expenses, in whole or in part, with such Forked Assets or cash, in which case, the amount of Fund Components that would otherwise have been used to satisfy such Additional Fund Expenses pursuant to Section 5.8(b)(ii) shall be correspondingly and proportionally reduced. In the case of Forked Assets, such Forked Assets shall be transferred at a value to be determined in good faith by the Sponsor.

(c) The Sponsor or any Affiliate of the Sponsor may be reimbursed only for the actual cost to the Sponsor or such Affiliate of any expenses that it advances on behalf of the Fund for payment of which the Fund is responsible. In addition, payment to the Sponsor or such Affiliate for indirect expenses incurred in performing services for the Fund in its capacity as the Sponsor (or an Affiliate of the Sponsor) of the Fund, such as salaries and fringe benefits of officers and directors, rent or depreciation, utilities and other administrative items generally falling within the category of the Sponsor’s “overhead,” is prohibited.

(d) As partial consideration for arranging for the staking of the Fund’s Digital Assets, the Sponsor shall be entitled to such additional compensation from the Fund or another third party as set forth in the SEC Registration Statement.

Section 5.9. Business of Shareholders. Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other Person holding a legal or beneficial interest in an entity that is a Shareholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the affairs of the Fund, shall not be deemed wrongful or improper.

Section 5.10. Voluntary Withdrawal of the Sponsor. The Sponsor may withdraw voluntarily as the Sponsor of the Fund only upon one hundred and twenty (120) days’ prior written notice to all Shareholders. If the withdrawing Sponsor is the last remaining Sponsor, the Shareholders holding Shares equal to at least a majority (over 50%) of the Shares may vote to elect and appoint, effective immediately, a successor Sponsor who shall carry on the affairs of the Fund. If the Sponsor withdraws and a successor Sponsor is named, the withdrawing Sponsor shall pay all expenses as a result of its withdrawal and shall make filings with the Registrar as are necessary to appoint the successor Sponsor.

Section 5.11. Authorization of Filings. To the maximum extent permitted by applicable law, each Shareholder (or any permitted assignee thereof) hereby agrees that the Fund and the Sponsor are authorized to (i) prepare and file registration statements with the SEC and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws of the United States, (ii) prepare and file any current or periodic reports that may be required under the Exchange Act, and (iii) execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in, or contemplated by, any such registration statements or such reports on behalf of the Fund without any further act, approval or vote of the Shareholders, notwithstanding any other provision of this Agreement, the LLC Law or any applicable law, rule or regulation.

Section 5.12. Litigation. The Sponsor is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Fund’s interests. The Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Fund’s assets and, thereafter, out of the assets (to the extent that it is permitted to do so under the various other provisions of this Agreement) of the Sponsor.

Section 5.13. Bankruptcy; Merger of the Sponsor. (a) The Sponsor shall not cease to be a Sponsor of the Fund merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for itself or of all or any substantial part of its properties.

(b) To the fullest extent permitted by law, and on sixty (60) days’ prior written notice to the Shareholders of their right to vote thereon, if any such transaction is other than with an affiliated entity, nothing in this Agreement shall be deemed to prevent the merger of the Sponsor with another corporation or other entity, the reorganization of the Sponsor into or with any other corporation or other entity, the transfer of all the capital stock of the Sponsor or the assumption of the rights, duties and liabilities of the Sponsor by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law. Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for purposes of Section 5.10 or an Event of Withdrawal for purposes of Section 10.1(a)(ii).

Article VI

The Shareholders

Section 6.1. No Management or Control; Limited Liability; Exercise of Rights through an Authorized Participant. The Shareholders shall not participate in the management or control of the Fund nor shall they enter into any transaction on behalf of the Fund or have the power to sign for or bind the Fund, said power being vested solely and exclusively in the Sponsor. Except as provided in Section 6.3 hereof, no Shareholder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Fund in excess of its Percentage Interest of the Fund Property or any other amount that such Shareholder has expressly agreed to contribute to the Fund. Except as provided in Section 6.3 hereof, no Shareholder shall be required to make any further contribution to the Fund and no assessment shall be made against any Shareholder. No salary shall be paid to any Shareholder in its capacity as a Shareholder, nor shall any Shareholder have a drawing account or earn interest on its Percentage Interest of the Fund Property. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each owner of such Shares shall be deemed to be a Shareholder and beneficiary of the Fund and vested with beneficial undivided interest in the Fund to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Agreement.

Section 6.2. Rights and Duties. The Shareholders shall have the following rights, powers, privileges, duties and liabilities:

(a) The Shareholders shall have the right to obtain from the Sponsor information on all things affecting the Fund, provided that such information is for a purpose reasonably related to the Shareholder’s interest as a beneficial owner of the Fund.

(b) The Shareholders shall receive the share of the distributions provided for in this Agreement in the manner and at the times provided for in this Agreement.

(c) Except for the Shareholders’ transfer rights set forth in Article III and the Shareholders’ redemption rights set forth in Article IV hereof (if authorized), Shareholders shall be entitled to withdraw from the Fund only subsequent to the winding up and liquidation of the Fund and only to the extent of funds available therefor, as provided in Section 10.2. In no event shall a Shareholder be entitled to demand or receive property other than cash upon the winding up, liquidation and dissolution of the Fund. No Shareholder shall have priority over any other Shareholder as to distributions. The Shareholder shall not have any right to bring an action for partition against the Fund.

(d) Shareholders holding Shares representing at least a majority (over 50%) of the Shares may vote to appoint a successor Sponsor as provided in Section 5.10 or to continue the Fund as provided in Section 10.1(a)(ii).

Except as set forth above, the Shareholders shall have no voting or other rights with respect to the Fund.

Section 6.3. Limitation of Liability. (a) Except as provided in Section 5.7(f) hereof, and as otherwise provided under Cayman law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the laws of the Cayman Islands and no Shareholder shall be liable for claims against or debts of the Fund in excess of its Percentage Interest of the Fund Property, except in the case of a Shareholder that is an Authorized Participant, in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Authorized Participant Agreement. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Fund shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption of such Shareholder’s Shares unless, under Cayman law, such Shareholder is liable to repay such amount.

(b) Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor on behalf of the Fund shall give notice to the effect that the same was executed or made by or on behalf of the Fund and that the obligations of such instrument are not binding upon the Shareholders individually but are binding only upon the assets and property of the Fund, and no resort shall be had to the Shareholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Agreement and may contain any further recital that the Sponsor deems appropriate, but the omission thereof shall not operate to bind the Shareholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking. Nothing contained in this Section 6.3 shall diminish the limitation on the liability of the Fund to the extent set forth in this Agreement.

Section 6.4. Derivative Actions. Subject to any other requirements of applicable law, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Fund unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding. This Section 6.4 shall not apply to any derivative claims brought under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

Article VII

Books of Account and Reports

Section 7.1. Books of Account. (a) Proper books of account for the Fund shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Fund as are required by the applicable law and regulations. The books of account shall be kept at the principal office of the Fund and each Shareholder (or any duly constituted designee of a Shareholder) shall have, at all times during normal business hours, free access to, and the right to inspect and copy, the same for any purpose reasonably related to the Shareholder’s interest as a beneficial owner of the Fund. Such books of account shall be kept, and the Fund shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Article VIII.

(b) The Fund shall keep or cause to be kept a register of members of the Fund (the “Register”) in accordance with section 61 of the LLC Law in which the Fund may record such particulars relating to each Shareholder (and each previous Shareholder) as it may deem appropriate, provided that the Register shall:

(i) contain the name and address of each person who is a Shareholder, the date upon which such person became a Shareholder and (if applicable) the date upon which such person ceased to be a Shareholder (the “Specified Particulars”); and

(ii) be updated within twenty-one days of the date of any change of the Specified Particulars,

and provided further that where the Register is kept at a place other than the registered office of the Fund, the Fund shall maintain or cause to be maintained at the registered office of the Fund a record of the address at which the Register is maintained.

(c) The Fund shall also keep or cause to be kept a record of the amount and date of the contribution or contributions of each Shareholder and the amount and date of any repayment representing a distribution or, otherwise, a return of the whole or any part of the contribution of any Shareholder (the “Contribution Records”) in accordance with section 63(3) of the LLC Law.

(d) The Register and the Contribution Records shall be open to inspection only with the consent of the Sponsor.

(e) The Fund shall also maintain or cause to be maintained at its registered office a register of mortgages and charges and a register of security interests, in each case in accordance with the requirements of the LLC Law.

(f) To the fullest extent permitted by law, the Shareholders waive any and all right to account that they may have under the LLC Law and/or such other access to the Fund’s books and records except as expressly provided for in this Agreement.

Section 7.2. Annual Updates, Quarterly Updates and Account Statements. (a) If the Shares are not then listed, quoted or traded on any Secondary Market or registered under the Securities Act or the Exchange Act, the Sponsor shall furnish each Shareholder with an annual report of the Fund within one hundred and eighty (180) calendar days after the Fund’s fiscal year (or as soon as reasonably practicable thereafter) including, but not limited to, annual audited financial statements (including a statement of income and statement of financial condition), prepared in accordance with GAAP and accompanied by a report of the independent registered public accounting firm that audited such statements.

(b) If the Shares are then listed, quoted or traded on a Secondary Market or registered under the Securities Act or the Exchange Act, the Sponsor shall prepare and publish the Fund’s Annual Reports and Quarterly Reports as required by the rules and regulations of such Secondary Market or the SEC, as applicable.

Section 7.3. Certain Tax Matters. (a) The Shareholders intend that, from the date of its formation, the Fund shall be treated as a corporation for U.S. federal, and to the extent allowable, state, local and non-U.S. income tax purposes, and that each Shareholder and the Fund shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Shareholders hereby agree and acknowledge that (i) they shall cooperate to file any forms or documents (including IRS Form 8832) reasonably necessary or required in support of the treatment of the Fund as a corporation for such purposes and (ii) without the prior written consent of the Sponsor, neither the Fund nor any Shareholder shall make any election or take any other action which would be inconsistent with such treatment.

(b) The Fund shall make available to each Shareholder a PFIC Annual Information Statement for each taxable year of the Fund in the manner contemplated by applicable U.S. Treasury regulations. All information contained therein shall be prepared, and all of the Fund’s tax returns shall be filed, in a manner consistent with the treatment of the Fund as a foreign corporation for U.S. federal income tax purposes. The Fund’s taxable year shall be the calendar year unless otherwise required by applicable law.

(c) The Fund is authorized to withhold from payments and distributions to the Shareholders, and to pay over to any federal, state or local government or any foreign government, any amounts required to be so withheld pursuant to the U.S. Internal Revenue Code of 1986 (as amended) or any provisions of any other federal, state or local law or any non-U.S. law, and any amount so withheld and remitted to the applicable taxing authority shall be treated for all purposes under this Agreement as having been distributed to the Shareholder with respect to which such amount was withheld. The Fund shall not be liable for any overwithholding in respect of any Shareholder’s Shares, and, in the event of any such over-withholding, a Shareholder’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

Section 7.4. Calculation of NAV. The Sponsor or its delegate shall calculate and publish the Fund’s NAV as of 4:00 p.m., New York time, on each Business Day (other than during a Rebalancing Period) or as soon as practicable thereafter. The NAV of the Fund shall not be calculated during any Rebalancing Period.

In order to calculate the NAV, the Sponsor shall:

(1) For each Fund Component:

(a) Determine the Digital Asset Reference Rate for the Fund Component as of such Business Day;

(b) Multiply the Digital Asset Reference Rate by the aggregate number of tokens of the Fund Component held by the Fund as of 4:00 p.m., New York time, on the immediately preceding day.

(c) Add the U.S. Dollar value of the number of tokens of the Fund Component receivable under pending Creation Orders, if any, as calculated by multiplying the applicable Fund Component Basket Amount by the applicable Digital Asset Reference Rate, and multiplying the result by the number of Baskets pending under such pending Creation Orders; and

(d) Subtract the U.S. Dollar value of the number of tokens of the Fund Component to be distributed under pending Redemption Orders, if any, as calculated by multiplying the applicable Fund Component Basket Amount by the applicable Digital Asset Reference Rate, and multiplying the result by the number of Baskets pending under such pending Redemption Orders;

(2) Calculate the sum of the resulting U.S. Dollar values for Fund Components pursuant to paragraph 1 above;

(3) Add the aggregate U.S. Dollar value of all Forked Assets then held by the Fund (calculated by reference to a reputable Digital Asset Platform as determined by the Sponsor or, if possible, a Digital Asset Reference Rate);

(4) Add (i) the amount of U.S. Dollars then held by the Fund and (ii) the amount of any U.S. Dollars receivable under pending Creation Orders;

(5) Subtract the amount of any U.S. Dollars, which are either (i) to be distributed under pending Redemption Orders or (ii) to be distributed to Shareholders pursuant to a binding obligation of the Fund following the declaration of an in-kind dividend (including through interests in any liquidating trust or other vehicle formed to hold digital assets);

(6) Subtract the U.S. Dollar amount of accrued and unpaid Additional Fund Expenses, if any;

(7) Subtract the U.S. Dollar value of the accrued and unpaid Sponsor Fee as of 4:00 p.m., New York time, on the immediately preceding Business Day (the amount derived from steps 1 through 7, the “NAV Fee Basis Amount”); and

(8) Subtract the U.S. Dollar value of the accrued and unpaid Sponsor Fee that accrues for such Business Day, as calculated based on the NAV Fee Basis Amount for such Business Day.

Notwithstanding the foregoing, in the event that the Sponsor determines that the methodology used to determine the Digital Asset Reference Rates is not an appropriate basis for valuation of the Fund’s Digital Assets, the Sponsor shall determine the value of such Digital Assets using the following hierarchy of alternative methodologies: (1) volume-weighted average prices from designated Digital Asset Trading Platforms, as determined by the Sponsor in its sole discretion; (2) the Sponsor’s good-faith determination of fair value based on available market data, pricing models and other information the Sponsor deems relevant; or (3) if no current data is available, the most recent available valuation.

In the event of an error in the calculation of NAV (“NAV Error”), the following provisions shall apply: (1) a NAV Error shall be deemed material if the error exceeds 0.25% of the Fund’s NAV as of the date of the error (the “Materiality Threshold”); (2) if a NAV Error is discovered that does not exceed the Materiality Threshold, the Sponsor shall not be required to reprocess any Creation Orders or Redemption Orders or make any other adjustment, but shall correct the error in subsequent NAV calculations; (3) if a NAV Error is discovered that exceeds the Materiality Threshold, the Sponsor may, but shall not be required to, reprocess any affected Creation Orders or Redemption Orders and may make such other adjustments as the Sponsor determines, in its sole discretion, to be appropriate; and (4) no Covered Person shall be liable for any NAV Error except to the extent such error resulted directly from the Covered Person’s actual fraud, Gross Negligence, bad faith, willful misconduct or material breach of this Agreement.

Section 7.5. Maintenance of Records. The Sponsor shall maintain for a period of at least six Fiscal Years (a) all books of account required by Section 7.1 hereof; (b) a copy of all prescribed filings made with the Registrar, including the Registration Statement and all certificates of amendment thereto; (c) executed copies of any powers of attorney pursuant to which any certificate has been executed; (d) copies of the Fund’s U.S. federal, state and local income tax returns and reports, if any; (e) copies of any effective written Agreements, Authorized Participant Agreements, including any amendments thereto; and (f) any financial statements of the Fund. The Sponsor may keep and maintain the books and records of the Fund in paper, magnetic, electronic or other format as the Sponsor may determine in its sole discretion, provided that the Sponsor shall use reasonable care to prevent the loss or destruction of such records. If there is a conflict between this Section 7.5 and the rules and regulations of any Secondary Market on which the Shares are listed, quoted or traded or, if applicable, the SEC with respect to the maintenance of records, the records shall be maintained pursuant to the rules and regulations of such Secondary Market or the SEC.

Article VIII

Fiscal Year

Section 8.1. Fiscal Year. The fiscal year of the Fund for financial accounting purposes (the “Fiscal Year”) shall begin on the 1st day of January and end on the 31st day of December of each year. The Fiscal Year in which the Fund shall terminate shall end on the date of such termination.

Article IX

Amendment of Agreement; Meetings

Section 9.1. Amendments to the Agreement.

(a) Amendment Generally. The Sponsor, in its sole discretion and without Shareholder consent or approval, may amend or otherwise supplement this Agreement by making an amendment, an agreement supplemental hereto, or an amended and restated limited liability company agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by the Sponsor in its sole discretion.

(b) Upon amendment of this Agreement, the Sponsor shall make such filings as necessary or desirable (if any) with the Registrar to reflect such change.

(c) To the fullest extent permitted by law, no provision of this Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section 9.1.

(d) Upon obtaining such approvals required by this Agreement and without further action or execution by any other Person, including any Shareholder, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Sponsor and (ii) the Shareholders shall be deemed a party to and bound by such amendment of this Agreement.

Section 9.2. Meetings of the Fund. Meetings of the Shareholders may be, but need not be, called by the Sponsor in its sole discretion. The Sponsor shall furnish written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held on a date not less than ten (10) nor more than sixty (60) days after the date of mailing of said notice at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

Section 9.3. Action Without a Meeting. Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Fund or any Shareholder, as contemplated by this Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 11.6. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 11.6 and actually received by the Fund within twenty (20) days after the notice of solicitation is sent. The Covered Persons dealing with the Fund shall be entitled to act in reliance on any vote or consent that is deemed cast or granted pursuant to this Section 9.3 and shall be fully indemnified by the Fund in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of any communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in Section 11.6.

Article X

Termination

Section 10.1. Events Requiring Dissolution of the Fund. (a)  The Fund shall be wound up, liquidated and dissolved at any time upon the happening of any of the following events:

(i) a Cayman Islands or U.S. federal or state regulator requires the Fund to shut down or forces the Fund to liquidate its Digital Assets or seizes, impounds or otherwise restricts access to the Fund Property; or

(ii) a certificate of dissolution or revocation of the Sponsor’s charter is filed (and ninety (90) days have passed after the date of notice to the Sponsor of revocation without a reinstatement of the Sponsor’s charter) or the withdrawal, adjudication or admission of bankruptcy or insolvency of the Sponsor (each of the foregoing events an “Event of Withdrawal”) has occurred unless (i) at the time there is at least one remaining Sponsor or (ii) within ninety (90) days of notice of such Event of Withdrawal Shareholders holding at least a majority (over 50%) of the Shares agree in writing to resume and continue the affairs of the Fund and to select, effective immediately, one or more successor Sponsors.

(b) The Sponsor may, in its sole discretion, wind up, liquidate and dissolve the Fund if any of the following events occur:

(i) the SEC determines that the Fund is an investment company required to be registered under the Investment Company Act of 1940;

(ii) the CFTC determines that the Fund is a commodity pool under the Commodity Exchange Act;

(iii) the Fund is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder;

(iv) the Fund is required to obtain a license or make a registration under any U.S. state law regulating money transmitters, money services businesses, providers of prepaid or stored value or similar entities, or virtual currency businesses;

(v) the Fund becomes insolvent or bankrupt;

(vi) the Custodian resigns or is removed without replacement;

(vii) all of the Fund’s Digital Assets are sold;

(viii) the Shares are delisted or suspended from trading on any Secondary Market, unless the Sponsor determines to seek listing on another Secondary Market;

(ix) any Fund Component becomes subject to sanctions, regulatory prohibition, or custody restrictions that materially impair the Fund’s ability to hold, trade, or value such Fund Component;

(x) no Authorized Participant is able or willing to create or redeem Baskets for a period of thirty (30) consecutive Business Days or such shorter period as the Sponsor determines, in its sole discretion, is appropriate;

(xi) the Fund’s Custodian, any Digital Asset Trading Platform, or any other material service provider becomes subject to bankruptcy, insolvency, regulatory action, sanctions, or other circumstances that, in the Sponsor’s sole discretion, materially impair such party’s ability to perform its obligations to the Fund;

(xii) the Sponsor determines that the size of the Fund Property in relation to the expenses of the Fund makes it unreasonable or imprudent to continue the affairs of the Fund; or

(xiii) the Sponsor determines, in its sole discretion, that it is desirable or advisable for any reason to discontinue the affairs of the Fund.

(c) Section 36(1)(d) of the LLC Law shall not apply to this Agreement. No Shareholder may present a winding up petition in respect of the Fund.

(d) The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder (as long as such Shareholder is not the sole Shareholder of the Fund) shall not result in the termination of the Fund, and such Shareholder, his or her estate, custodian or personal representative shall have no right to a redemption of such Shareholder’s Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his or her death, he or she waives on behalf of himself or herself and his or her estate, and he or she directs the legal representative of his or her estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the Fund Property and any right to an audit or examination of the books of account for the Fund, except for such rights as are set forth in Article VII hereof relating to the books of account and reports of the Fund.

Section 10.2. Distributions on Dissolution. Upon the commencement of the winding up of the Fund, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidator”) as the majority in interest of the Shareholders may propose and approve) shall wind up and liquidate the Fund’s assets on a voluntary basis. Any Liquidator so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidator shall not have general liability for the acts, omissions, obligations and expenses of the Fund. Thereafter, the affairs of the Fund shall be wound up and all assets owned by the Fund shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Fund (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests of the Fund Property.

Section 10.3. Dissolution. Following the liquidation and distribution of the assets of the Fund, the Sponsor shall execute and file such documents as necessary in accordance with the LLC Law to dissolve the Fund.

Article XI

Miscellaneous

Section 11.1. Governing Law. This Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to this Agreement (including any non-contractual disputes or claims) shall be governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

Section 11.2. Provisions in Conflict with Law or Regulations. (a) The provisions of this Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the LLC Law, the Securities Act, if applicable, or other applicable Cayman Islands or U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Agreement, even without any amendment of this Agreement pursuant to this Agreement; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to such determination. No Sponsor shall be liable for making or failing to make such a determination.

(b) If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

Section 11.3. Counsel to the Fund. Counsel to the Fund may also be counsel to the Sponsor and its Affiliates. The Sponsor may execute on behalf of the Fund and the Shareholders any consent to the representation of the Fund that counsel may request pursuant to the New York Rules of Professional Conduct or similar rules in any other jurisdiction (the “Rules”). The Shareholders acknowledge that the Fund has selected Chapman and Cutler LLP as U.S. legal counsel to the Fund and Stuart Humphries as Cayman Islands legal counsel to the Fund (each, a “Fund Counsel”). Neither Fund Counsel shall represent any Shareholder in the absence of a clear and explicit agreement to such effect between the Shareholder and the relevant Fund Counsel (and that only to the extent specifically set forth in that agreement), and in the absence of any such agreement neither Fund Counsel shall owe duties directly to a Shareholder. Each Shareholder agrees that, in the event any dispute or controversy arises between any Shareholder and the Fund, or between any Shareholder or the Fund, on the one hand, and the Sponsor (or an Affiliate thereof that either Fund Counsel represents), on the other hand, that either Fund Counsel may represent either the Fund or the Sponsor (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Shareholder hereby consents to such representation. Each Shareholder further acknowledges that, regardless of whether either Fund Counsel has in the past represented any Shareholder with respect to other matters, neither Fund Counsel has represented the interests of any Shareholder in the preparation and negotiation of this Agreement.

Section 11.4. Merger and Consolidation. The Sponsor may cause (i) the Fund to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another entity; (ii) the Shares of the Fund to be converted into equity interests in another company or legal entity; (iii) the Shares of the Fund to be exchanged for shares in another company or legal entity under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i), (ii) and (iii) above without any vote or other action of the Shareholders, or (iv) the Fund to be registered by way of continuation as a foreign entity (with separate legal personality) under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Section 11.5. Construction. In this Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Agreement.

Section 11.6. Notices. All notices or communications under this Agreement (other than notices of pledge or encumbrance of Shares, and reports and notices by the Sponsor to the Shareholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by email, or by overnight courier; and addressed, in each such case, to the address set forth in the books and records of the Fund or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Shares shall be effective upon timely receipt by the Sponsor in writing. Any reports or notices by the Sponsor to the Shareholders which are given electronically shall be effective upon receipt without requirement of confirmation. Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply to this Agreement or any notice hereunder. Any notice to be given to owners of beneficial interests in the Shares shall be duly given if mailed or delivered to participants of The Depository Trust Company for delivery to such owners.

All notices shall be sent to:

if to the Fund, at

Cryptex Digital Market Cap ETF

30 N. Gould St., Suite R

Sheridan, WY 82801

Attention: Cryptex Finance, LLC

if to the Sponsor, at

Cryptex Finance, LLC

30 N. Gould St., Suite R

Sheridan, WY 82801

Attention: Cryptex Finance, LLC

Section 11.7. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 11.8. Binding Nature of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Fund and the Sponsor may rely upon the Fund records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Fund and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and their assignees shall be bound by such determination.

Section 11.9. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto; provided, however, that the Fund may enter into side agreements with Shareholders from time to time and any such side agreement shall modify the terms of this Agreement only with respect to the Shareholder or Shareholders party thereto.

Section 11.10. Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Fund, which shall belong exclusively to Cryptex Finance, LLC.

Section 11.11. Further Assurances. Each party hereto shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

Section 11.12. Power of Attorney. Each Shareholder, as principal, hereby appoints the Sponsor as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and/or file (i) any amendments to this Agreement that are adopted or otherwise made in accordance with the terms of this Agreement, (ii) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the winding-up and termination of the Fund, and (iii) all certificates or other instruments necessary or desirable to accomplish the business, purposes and objectives of the Fund or required by any applicable law. The power of attorney granted hereby is intended to secure a proprietary interest of the donee and/or performance of the obligations of each relevant Shareholder owed to the donee under this Agreement. The power of attorney granted hereby shall be irrevocable, and shall survive and shall not be affected by the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the Shareholder or any transfer or assignment of all or any portion of the Shareholder’s interest in the Fund, each to the fullest extent permitted by law.

Section 11.13. Third Party. A person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement, except that each Covered Person may in their own right enforce any term of this Agreement, subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced. Notwithstanding any other term of this Agreement, the consent of, or notice to, any person who is not a party to this Agreement (including without limitation any Covered Person) is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

Section 11.14. AEOI. Each Shareholder acknowledges and agrees that:

(a) the Fund is required to comply with the provisions of AEOI;

(b) such Shareholder will provide, in a timely manner, such information regarding the Shareholder and its beneficial owners and such forms or documentation as may be requested from time to time by the Fund (whether by the Sponsor or other agents of the Fund) to enable the Fund to comply with the requirements and obligations imposed on it pursuant to AEOI, including, but not limited to, forms and documentation that the Fund may require to determine whether or not the Shareholder’s relevant investment is a “Reportable Account” (under any AEOI regime) and to comply with the relevant due diligence procedures in making such determination;

(c) any such forms or documentation requested by the Fund or its agents pursuant to paragraph (b), or any financial or account information with respect to the Shareholder’s investment in the Fund, may be disclosed to the Cayman Islands Tax Information Authority (or any other Cayman Islands governmental body which collects information in accordance with AEOI) and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Fund;

(d) such Shareholder waives, and/or shall cooperate with the Fund to obtain a waiver of, the provisions of any law that:

(i) prohibit the disclosure by the Fund, or by any of its agents, of the information or documentation requested from the Shareholder pursuant to paragraph (b);

(ii) prohibit the reporting of financial or account information by the Fund or its agents required pursuant to AEOI; or

(iii) otherwise prevent compliance by the Fund with its obligations under AEOI;

(e) if such Shareholder provides information and documentation that is in any way misleading, or it fails to provide the Fund or its agents with the requested information and documentation necessary in either case to satisfy the Fund’s obligations under AEOI, the Sponsor reserves the right, in its sole discretion, to take any action (whether or not such action or inaction leads to compliance failures by the Fund, or a risk of the Fund or its investors being subject to withholding tax or other costs, debts, expenses, obligations or liabilities (whether external, or internal, to the Fund) (together, “costs”) under AEOI) and/or pursue all remedies at its disposal including, without limitation:

(i) to compulsorily withdraw such Shareholder from the Fund; and/or

(ii) to hold back or deduct from any withdrawal proceeds or from any other payments or distributions due to such Shareholder any costs caused (directly or indirectly) by the Shareholder’s action or inaction;

(f) it shall have no claim against the Fund, the Sponsor or any of its or their agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Fund in order to comply with AEOI; and

(g) it hereby indemnifies the Fund, the Sponsor and each of their respective principals, shareholders, partners, managers, officers, directors, stockholders, employees and agents and holds them harmless from and against any AEOI-related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses), penalties or taxes whatsoever that such parties may incur as a result of any action or inaction (directly or indirectly) of such Shareholder (or any related person) described in the preceding paragraphs. This indemnification shall survive the disposition of such Shareholder’s Shares.

Section 11.15. Force Majeure . No Covered Person shall be liable for any delay in performance, failure to perform, or failure to meet any standard of care under this Agreement (including, without limitation, duties, obligations, or standards set forth in Section 5.5, Section 5.6 or Section 5.7 hereof) to the extent such delay or failure results from a Force Majeure Event (as defined below). A “Force Majeure Event” means any event beyond the reasonable control of the Covered Person, including, without limitation: (i) fire, flood, earthquake, pandemic, epidemic, or other natural disaster; (ii) war, terrorism, civil unrest, insurrection, or armed conflict; (iii) strike, lockout, or other labor disturbance; (iv) government action, sanctions, embargo, or other regulatory restriction; (v) disruption, failure, or unavailability of any Digital Asset Network, including any “hard fork,” “soft fork,” “51% attack,” or other protocol change or network event; (vi) disruption, failure, or unavailability of any Digital Asset Trading Platform, Custodian, Cash Custodian, banking system, payment network, or financial market; (vii) cyber attack, security breach, denial of service attack, ransomware attack, or other malicious activity affecting the Fund, any service provider, or any Digital Asset Network; (viii) failure of any smart contract, oracle, or decentralized finance protocol used in connection with the Fund’s operations; (ix) trading halt, market closure, or material disruption of any securities exchange or Secondary Market; (x) power outage, telecommunications failure, or other infrastructure failure; or (xi) any other event or circumstance beyond the reasonable control of the Covered Person. During the continuance of any Force Majeure Event, the Sponsor may suspend creations, redemptions, and any other Fund operations, in whole or in part, until such time as the Sponsor determines, in its sole discretion, that normal operations may resume.

[Signature Page Follows]

In Witness Whereof, the undersigned have duly executed this Limited Liability Company Agreement as a deed on the day and year first above written.

Cryptex Finance, LLC, as Sponsor

By:	/s/ Joseph Sticco
	Name:	Joseph Sticco
	Title:	CEO

Shareholders

On behalf of Shareholders listed on the Register of Members on the date hereof as members of the Fund pursuant to powers of attorney granted under this Agreement.

Cryptex Finance, LLC, as attorney

By:	/s/ Joseph Sticco
	Name:	Joseph Sticco
	Title:	CEO

[Signature Page to Limited Liability Company Agreement]